Exhibit 99.2

INSITUFORM TECHNOLOGIES, INC.
Moderator:  Joseph Burgess
July 27, 2010
8:30 a.m.  CT

Operator:
Good day, and welcome to the Insituform Technologies second quarter 2010 earnings call.  Today's call is being recorded.  Any financial or statistical information presented during this call, including any non-GAAP measures, the most directly comparable GAAP measures, and reconciliation to GAAP results will be available on our web site, insituform.com.  During this conference call, we'll make forward-looking statements which are inherently subject to risks and uncertainties.  Our results could differ materially from those currently anticipated due to a numbers of factors described in our SEC filings and throughout this conference call.

We do not assume the duties to update forward-looking statements. Please use caution and do not rely on such statements. Now I’ll turn the call over to Insituform 's president and CEO, Joe Burgess.

Joseph Burgess:
Good morning, and thank you for participating on Insituform 's call for second quarter 2010 results.  Joining me on today's call are David Martin, Senior Vice President and Chief Financial Officer; and David Morris, Senior Vice President and General Counsel.  As has been our practice, I will make a few remarks discussing the quarter, along with market updates that are relevant to our performance.  We will then spend the balance of the time available responding to your questions.  Let me start with the highlights.

Earnings-per-share from continuing operations of $0.40 a share represents a 100 percent improvement over 2009.  Revenue of $230.2 million grew by $47 million or 26 percent over 2009.  Businesses experienced significant revenue growth: North American Rehabilitation, 19 percent; Asia-Pacific rehabilitation, 108 percent; and Energy and Mining, 39 percent, driving a significant profit improvement.

Backlog remained relatively steady at $475 million, even though North America and Asia-Pacific regions have added crews, and Bayou has worked off several large orders.  Strong backlog positions the business well to achieve it's 2010 earnings targets.  Water backlog grew to just under $9 million due to significant awards in Canada and California.

The clean water bid table is increasing and we are excited about the second half of the year for this business.  The expanded Energy and Mining platform continues to be accretive to earnings, 21 percent in the second quarter.  Again, the backlog figures suggest a strong second half, particularly for Corrpro and UPS.  Overall, a solid performance and one that reflects increasing earnings capability of the business.  Turning to the business units.

North American Sewer Rehabilitation started monetizing its strong backlog position during the second quarter, adding four additional crews and achieving revenue growth of 19 percent over 2009.  Margins were flat in the first quarter at just north of 23 percent, due largely to some isolated execution issues and a large project breakdown in Hawaii.  We expect improved margin performance over the second half of 2010.  Setting the one time write-down aside, NAR performance was very close to 2009 levels.

Manufacturing facilities continue to see high utilization on continued strong acquisitions in North America, Asian volume, and continued growth in tube sales to third parties.  The mix shift to smaller diameter work did pressure both manufacturing and contracting margins.  Stimulus funding continues to have a positive impact on NAR revenues and backlog.  Since its inception, we have acquired $105 million in acquisitions to date; we see another $50 million of opportunity in the funnel, so we are - which lowers the total opportunity to $155 million from around $180 million, based on our earlier estimates.  The bulk of this work will be executed or in backlog by 2010.  Overall acquisitions remain strong, so our revenue growth targets remain very achievable.

Our European Sewer Rehabilitation business is essentially flat for 2009, for the quarter, and year-to-date, lower and slower capital spending in several markets, particularly the UK and France, have hurt revenue projections.  This has been offset somewhat by lower operating expenses and continued solid performance in power.  We're also pleased with the performance of our German subsidiary, IRT.

Equity earnings from JV have increased by $1.3 million over the first half, and backlog of $30 million euro is at an all time high.  Even stronger performance is expected in the second half.  We continue to make progress on increasing our manufacturing utilization in Europe by pushing tube sales to third parties and by establishing a glass line to support the European market.  We expect Europe to meet our profit expectations for the year.

In Asia we experienced strong year-over-year revenue growth, but profits were flat due to continuing to chew through the lower margin Indian work that was written down in the first quarter, and higher operating expenses associated with continuing to build out our Asian organization.  Backlog grew in the quarter primarily based on the large project award in Hong Kong.  We continue to wait on the bid table in India.

We successfully secured some tack-on work as a supplement to our primary gel-cote contract, but the major bid slated for 2010 continued to be delayed as the client continues to fine tune the technical operational and financial bid specifications.  While this process is proving to be time consuming, we believe in the end it will produce higher quality projects with better defined technical specification, payment terms, and performance schedules.  Despite delays, we believe that $70 to $75 million of project work will come to the market in the second half.

Backlog continues to be strong in Australia, Singapore, and Hong Kong, where we announced a major award last month.  Singapore contracting operations will ramp up significantly in the third quarter and we also expect to bid on the next phase of the Public Utility Board's program in the third quarter.  We remain active, increasing our tube sales in the regions.  We have picked up new accounts in Malaysia and are expanding our market presence in Japan.  Overall, we expect a strong second half for Asia-Pacific based on increased profitable work in backlog and a much more active bid table.

i-Blue® had a strong quarter in terms of building backlog, weighing several key projects, particularly in Canada and California.  With backlog approaching $9 million and a much more active bid table, we believe we're starting to see the rewards for our efforts in this market.  In addition, our European operation will begin work soon on a large InsituMain™ project in Zoetermeer, Holland.  We have successfully converted the technology choice to InsituMain™, and this will represent both the first 36-inch diameter InsituMain™ installation, as well as our first tube manufactured in Europe.  Our focus in the second half is to continue to build backlog and achieve an appropriate level of earnings.

Our Energy and Mining platform had a very successful quarter contributing $11.4 million in operating income, and the Bayou and Corrpro acquisitions were accretive for the second consecutive quarter.  All three business units were positive contributors.  UPS had a very strong quarter and remains on track for a record year in terms of revenue and earnings.

The second half will see accelerated revenue from our projects with Pemex in Poza Rica, as well as large scale mining projects in Australia and South America.  We've also been working hard to create broader acceptance for Tite Liner® in the Middle East and believe we are making progress.  We expect our first major awards in this market during the second half.  Bayou had a strong quarter as they completed the ILVA project and moved on to more profitable work.

Our New Iberia facility had their best quarter since the acquisition.  Coatings facilities in Baton Rouge and Canada also performed well.  Baton Rouge continues to be sold out with a combination of sub pipe and outside coating assignments.  The Canadian operation continues to exceed our expectations and we expect to reach $20 million in coating revenue in 2010.  Our specialty coating and welding operations also improved dramatically.

Corrpro had a much stronger second quarter as improving weather allowed it to work its backlog more effectively.  Our Canadian operations continue to perform well, and the US rebounded from its slow start as work releases improved.  Backlog suggests a strong second half for Corrpro as well.  All-in- all, a very solid quarter; in our first apples-to-apples quarter since the acquisitions, we increased revenue by 25 percent and doubled earnings.  Our backlog remains high, supporting our sense that the second half will be strong.

While we're pleased with the quarter, we still have much to do to unlock the full potential of our company.  Nagging execution issues kept NAR from reaching its margin potential during the quarter.  We can also improve margin performance at our coating facilities.  We need to get to a more transparent bid market in India, our largest Asian market.

And lastly, we have significant work to do on our cash conversion cycle as the working capital growth we experienced is unacceptable.  These are the key opportunities for our business to deliver superior returns in the second half and beyond, and that will be our daily focus for the balance of the year.  Based on our first half performance, our strong backlog position, and our ability to improve key aspects of our performance, we've tightened our earnings guidance to $1.50 to $1.55 per diluted share for 2010.  Thank you for your time and your continued interest in Insituform.  That concludes the opening remarks and, of course, we will be happy to take your questions.

Operator:
Thank you, sir.  Ladies and gentlemen, to ask a question at this time, please press star then one on your touch-tone telephone.  If your question has been answered or you wish to remove yourself from the queue, please press the pound key.  Again, ladies and gentlemen, to ask a question at this time, please press star then one on your touch-tone telephone.  One moment for questions.

And our first question comes from the line of Arnie Ursaner of CJS Securities.

Arnold Ursaner:
Hi, Joe.  My question relates to your gross margin.  In Q1, when you had a number of identifiable issues, the Indian contract hit you for $2.4 million, you had write downs in France, you had incremental maintenance expense of $1 million, and lower hours worked because of weather, your gross margin overall was 24.4 percent and this quarter was 25.7 percent.  Could you give us a little better feel for some of, for example, very specifically, did the Indian contract issue continue in Q2 and what was the magnitude, and perhaps, give us some quantification or maybe some incremental color on the contracts you had in the west that were problematic for you?

Joseph Burgess:
Well, the main contract in the west is in Hawaii and this is – if you go back and follow some releases and other commentary, I think we've done quite a bit of work in Hawaii over the last several years.  These jobs were bid in early 2008.  Scanning the number of jobs throughout that year and basically as we ground through that work in '09 and 2010, and started to complete the jobs, they just appeared to be mispriced across a number of jobs or some assumptions were made on some changes that we might be able to get out of the client that were not to be achievable.  That's the main situation in Hawaii.

I think we also had some projects in some other areas of the country where we needed to take a write-down on some of the margins.  One that comes to mind was Richmond, Virginia, and another one in Iowa.  So those things, collectively, accumulating over the quarter, impinged on the NAR gross margin.

In terms of India, there's no further deterioration in India but, of course, once you write-down a margin - once you write down a project from, just to give you an example, from a 20 percent margin to a 5 percent margin, that's then what the project is achieving, unless you have further deterioration.  So we are in India working off essentially large contracts and they are at lower margins in the Asia-Pacific segment.

Arnold Ursaner:
My final question, if I can.  In your comments regarding Bayou, you indicated you completed the ILVA coating order in May and moved on to, and I'm using your words, significantly more profitable work.  How much did the ILVA work hit your margin, and what do you mean by significantly higher on a go forward basis?

Joseph Burgess:
Well, I think the Bayou - the ILVA project, as we discussed previously, for a variety of reasons was troubled and we made very little money at the end of the day on that particular project.  It was a fairly large contract.  It was - $25 million?

David Martin:	it was $27 million -

Joseph Burgess:
And so after that project was completed and shipped, we then started to work on other orders that were in the yard.  That work was obviously much better, much higher gross margin work.  Not one particular order, though.  It's a mix of orders that we started working on in the second quarter.

Arnold Ursaner:	Thank you. I will jump back in queue.

Joseph Burgess:	Sure.

Operator	Thank you, and our next question comes from the line of John Quealy of Canaccord.

Chip Moore:
Thanks.  It's actually Chip Moore for John.  I was wondering if you could talk about iBlue® for a little bit?  The expectations for the second half?  You had a nice bump in backlog, but just wondering, it looks like a pretty steep ramp to get to the prior target?

Joseph Burgess:
Yes.  I guess our initial target for the year was about $30 million in revenue.  We think we've got a good shot at getting to the middle 20s, and we were able to pick up a couple of larger orders and actually start working them.  Still an outside shot at the original target.  I think the real news there though is - certainly backlog increased for the second quarter, and we're also very pleased that we believe it to be profitable backlog, but the bid table is also increasing as well.  So we are starting to see the benefits of working towards certification and environmental approval in a wide range of states.

We're also, I think, starting to see the benefits of working hard to expose our existing client base to this technology, and working to find a place in their rehabilitation programs on the drinking water side.  So we think that the confidence, and both knowledge and acceptance, and eventually confidence in the product is improving and that's going to lead to increasing bid activity, and as I'm sure you guys are aware, if there's increasing bid activity, we would expect to get our share of that.

Chip Moore:
Great.  That's helpful.  And on energy and mining, you referenced pretty strong momentum expected in the second half, obviously.  Maybe you could just provide a little more color on where you expect to fill some of the backlog?  Is that more on the International side, et cetera?

Joseph Burgess:
Okay.  You have to go segment by segment.  UPS has, of course, just seen solid business performance in its primary North American market.  That's about half of its market.  There, of course, very active and had a good first half.  In Canada, it had a little bit of a slow start to the US business, but that improved greatly in the second quarter and looks strong in the second half of the year.

The International markets for UPS are very strong.  We, of course, did some work off the African Coast earlier in the year.  We were starting to get into the heavy revenue and margins on the large award that we had in Poza Rica.  We also had other project activity in Mexico as well as, we think, some exciting bid opportunities in the second half.

We are just starting up the installation on our Sino project in Australia, a $12 million project.  We, obviously, see follow up opportunities there.  Our backlog in South America has reached $16 million.  We're starting to execute against those projects.

We have projects in Chile, Argentina, and Brazil that are all starting to work, and, as I mentioned in our remarks, we have been really over the last year - well, more than the last year, but we have made a lot of progress in the Middle East gaining acceptance for Tite Liner® in the technical specs battle that we sometimes wage in advance of getting significant orders.

And last year we opened an office in Muscat, where we have traditionally done some work with the petroleum company of Oman, and we have been active in pursuing work in Saudi, the Emirates, Bahrain, and Kuwait, together with Corrpro, I might add, who is re-introducing themselves to the Middle East market; and we feel like we're very close to our first set of significant awards, which will allow us to gain a foothold and then grow that market in that part of the world.  So UPS has just been, both in terms of its performance, and its backlog, and its prospects in its marketplace, in a great position.

Corrpro, as I think folks are starting to realize, has just been very, very steady.  A little bit of a slow start to this year based mainly on weather-related issues for the quarter, but the backlog I think from this time a year ago, which was $55 million, has grown to close to $65 million, and we see momentum in their marketplace.

We've also seen an increase in work releases primarily in the US market.  They're working with UPS together in Mexico.  We think there is additional opportunity down there, as well as working closely with UPS on a re-entry into the Middle Eastern market.  So I think that their prospects are very strong.  Bayou we also feel pretty good about.

The New Iberia plant, of course, had a strong second quarter both in coating, and then also working through some concrete coating jobs in New Iberia.  Their backlog prospects slow down a little bit in the second half, and we still have - we need to book a couple of orders to keep them full for the back half of 2010, but the bid table, particularly for onshore work, looks very good.

Our subsidiary in Baton Rouge with the Stupp Company, has basically sold out.  We were fortunate to open up a number of large orders late last year, and then the production from the Stupp mill has also increased greatly.  Combination of outside coating work, and, of course, capping pipe that comes from the mill, that facility will be full for the balance of the year.

The subsidiary welding and specialty coating businesses have also improved year-over-year, both in terms of fabrication welding and double joint welding, which we are increasingly linking to our coating work and that's proving to be nicely profitable for us after we made some relatively modest investments earlier in the year.

The Canadian operation - the Canadian coating operation we've been very, very happy with, and as I said in my remarks, we feel like from a standing start, basically taking these mothball facilities, and getting them ready to go, we believe we'll do around $20 million of coating work this year in the Canadian market.  And I think I would add that's the coating orders and work, and we are still working through getting overall approval for TransCanada, which is our dominant customer in that area.  So, we think our prospects for that market, both for the balance of the year and beyond, are very strong.

Chip Moore:	Thanks. That's great color. Lastly, a bit of housekeeping. Could you break out the contribution for revenue and backlog for Bayou and Corrpro?

David Martin:
Sure.  This is David Martin.  I'll give you the second quarter revenue for Corrpro was $43.6 million, Bayou was $37.2 million, and backlog at the end of Q2 for Corrpro was $64.6 million and Bayou was $43.7 million.

Chip Moore:	Okay. Thanks. Congratulations on the good results!

Operator:	Thank you, and our next question comes from the line of Jonathan Ellis of Bank of America, Merrill Lynch.

Jonathan Ellis:
Thank you.  The first question I wanted to ask about is regarding SG&A.  It seemed that more so than in past years, SG&A as a percent of revenue declined pretty precipitously between the first and second quarters.  Any non-recurring factors or anything that we should be aware of that boost - or pushed SG&A down that may not necessarily be as much of a benefit in future quarters?

David Martin:
John, this is not really anything.  We certainly have incentive programs that ramp up through the year in terms of - adds a little bit of variability but not tremendously so.  Nothing really that I expect, or anything that's been reported in the first half will be recurring.

Jonathan Ellis:	So to be clear then, would you expect that SG&A at least for the third quarter as a percentage of revenue should be fairly consistent with where it was in the second quarter?

David Martin:	Certainly. On a relative term in terms of dollars as well.

Jonathan Ellis:
Okay.  Great.  Just turning our attention to the North American business, and, Joe, I know you spoke to the write-down in the Hawaiian project.  Just to be clear, the 116 basis points of margin drag that you highlighted in the press release, is that attributable to the Hawaiian project? And I guess the question becomes then the other projects that you mentioned in the other parts of the country where there were write-downs, do you have and estimates of what the margin drag was from those write-downs?

Joseph Burgess:
You know, I don't on the top of my head.  They're not as large in the aggregate as the Hawaiian project write-down, Jonathan.  I really just brought them to your attention just to make a point that we had some kind of continuing nagging execution issues.

Jonathan Ellis:
Okay.  Just to be clear, those execution issues that's what's being reflected in the write-downs?  Meaning there aren't any other ongoing execution issues that need to have a tail into the third quarter?

Joseph Burgess:	No.

Jonathan Ellis:
Okay.  And then just on the backlog, do you have an estimate of what the average margin in your North American backlog relative to what you reported in the second quarter, how much of an improvement it reflects?

David Martin:
I would say that the margins and the backlog have been relatively steady for several quarters.  You certainly have variabilities because of seasonality in the productivity levels, and so forth, as we saw in the first quarter versus the second quarter, but that the overall margins have been fairly steady to a bit improving.

Jonathan Ellis:
Okay.  Great.  Well, actually - I apologize.  I just wanted to go back to the projects that were written down.  Were there any sort of commonalties across those projects?  Meaning, were they all stimulus-related projects, or all certain type of work that you've done, or certain type of product line that there is a read across for all those projects?

Joseph Burgess:
There were none - none of the projects are related to any of the stimulus work.  The main issues - there's a combination of issues in Hawaii, that needed -- and again, these projects were – the initial bids for these projects were turned in early 2008 and the final bids I guess in early 2009 with execution that followed.  Sometimes these things can have a long tail.  They go back, I want to say the original award in Hawaii was in the range of six or seven projects.

So what happened.  I think we misestimated some by-pass requirements that had additional equipment costs, pumping costs.  We also misestimated time of execution on a couple of these projects.  We had crews on the ground for a greatly extended amount of time.  So, just poor cost estimating at the outset, project design, and then project management over the course, really in 2008 and early 2009, and as we begin to close out these projects, they needed to be written down.

Jonathan Ellis:
Okay.  Just quickly on the backlog, typically from a seasonal standpoint, we have seen backlog increase from the first to the second quarter.  You mentioned it was down, and I know you have highlighted some of the stimulus work that could be coming to market shortly that would boost backlog.  Any other reason why backlog was down sequentially between the first and second quarter? Were there other factors other than perhaps timing of stimulus projects coming to bid that influenced the sequential change?

Joseph Burgess:
I guess I want to say the market as we see it in the US is very robust.  You know, we're dealing with a backlog figure now – what is our crew count?  72?  The crew count that we were dealing with in 2009 was 62, or thereabouts.  So in the last year, we've added ten crews, and we're chewing through a lot more revenue, and frankly, we're very encouraged that our acquisitions are keeping pace with that faster pace of revenue generation.

So I think it's - yes, we have typically seen an uptick in revenue in the second quarter, but it's basically based on the bid table.  If the projects are there to be bid in the fourth quarter and first quarter, then that's where we bid on them.  But our pace of acquisitions, and we're actually very excited about that, has been very strong and supportive of basically a 72 crew structure now in North America, which is 15, 16 percent higher than our crew structure in 2009, and the previous quarter.

Jonathan Ellis:
Okay.  Great.  And my final question just on the European business, the $1.7 million of cost savings that you highlighted, is that what was recognized in the first half of the year, or is that actually a run rate for the full year? And so then, the related question is, how much higher could gross margins be in the European business in the sense that where we are right now is close to prior peak levels?

Joseph Burgess:	The $1.7 million is a run rate.

David Martin:	The actual savings that we had for the first half of the year. As we said we have a -

Joseph Burgess:	But it was also supposed to be the run rate.

David Martin:	Well, I am I just saying the actual full year expectation is over $3 million.

Joseph Burgess:
I think you would obviously conclude that we have higher margin potential in our Energy and Mining Europe and continued to - we haven't done a good job with cost through sluggish market conditions, but we are seeing some signs of life, certainly in the UK.  I know we were saying last year that we were waiting for the new rate schedules and tariff structure, but we have seen the regulated businesses just continue to be slow to spend there, although we are seeing some signs of life.

We've done some restructuring and recalibration of our French business.  We're starting to see more activity at the bid table there.  And Holland, Spain, Switzerland have all performed better than those other two areas, and are also starting to see some increased results.  So we think there's both better margin potential, and then of course, a potential for higher revenues as we get to the back of the year.  Of course, in my remarks I had mentioned the improved performance of the German joint venture in terms of its contribution to equity earnings, and they sit on a record backlog.  So we think a strong second half is in store for us as well.

Jonathan Ellis:	Great. Thanks, guys.

Joseph Burgess:	Thank you.

Operator:	Thank you. To ask a question at this time, please press star then one on your touch-tone telephone.

Our next question comes from the line of Eric Stine of Northland Capital Management.

Eric Stine:	Hi, everyone. Congratulations on the nice quarter.

Joseph Burgess:	Thank you.

Eric Stine:
Maybe we could just talk about how we should view the third and the fourth quarter.  Clearly you're expecting a stronger second half.  Seasonality in the past has been that the third is the strongest.  Last year that was not the case.  It was a very strong fourth quarter.  How should we think about things this year?

Joseph Burgess:
Obviously, we'll have a stronger second half.  I think simply because the fourth quarter is stronger than the first quarter across the business line.  As we have outlined in our remarks, the backlog in all of these businesses is strong, so it's just really in most of the businesses, it's really just a function of our abilities to execute against that backlog.  So we obviously think we'll have a very strong third quarter.  Certainly we expect to see margin improvement in NAR, as well as revenue growth in NAR, as we continue to chew through the backlog.  Energy and Mining we expect to perform very well, too.  As I mentioned in my remarks, across all of those businesses, UPS and Corrpro backlog is very, very strong.  The Bayou backlog while they worked off some significant orders, and we were actively looking to book some work for New Iberia, but the balance of the businesses are enjoying very strong backlog and operating position.  So, we would think that the third and fourth quarter will be very good for us.

Eric Stine:	Okay. But fair to assume that third - third kind of along the typical pattern, that that would be the strongest of the two?

Joseph Burgess:	Yes.

Eric Stine:
Okay.  That's helpful.  And maybe if we could just touch on the last call, you talked about expectations for the various segments.  You did talk about it in the water.  Could you just update your thoughts on Asia-Pacific, and whether there is a change to your $70 million to $75 million outlook for the year, and also just North American sewer?

Joseph Burgess:
Well, we remain very bullish on the Asian market.  If you look at what's going on over there, we took a write-down in the first quarter for the issues that we discussed then, but our execution capability, some of the work that we've done exposing and trying to make that market in India, we believe it's been solid and will bear fruit.

If you will recall from the first quarter remarks, we spent time talking about the issues with the write-down that we took in the first quarter; and they really, if you will, stemmed from our inabilities to win some spec discussions which drove higher revenues because we were bidding in an open tender form.  What we're doing now with both the Delhi clients and the other clients that we're working with in some other regions is doing the work to focus them on specific trenchless rehabilitation bids where there is much tighter specification.  Certainly on the technical side, but then also a much more thorough, and we think, comprehensive sense of commercial terms for going into these businesses, so we go into these projects.  That is taking some time, taking more time than we thought to get these projects to bid, but we think that they will come to bid, and we feel like our opportunity to capture a good share of those is solid.

The work that's going on in the other three primary markets that we have in Asia -- Singapore, Hong Kong and Australia, has been, and we think will continue to be outstanding.  We did work over the last two years really positioning ourselves in Singapore and, in fact, we captured $16 million in direct contracting in their program, and we're selling significant amounts of tube to other vendors, and we're also upping our crew utilization by subcontracting to some other prime markets.  So we expect that to continue to be a $20 to $25 million market as we go through, and work with the Public Utility Board there.

Australia, the same - really, on the heels of our major award last year in Sydney, that work has ramped up.  We've gone from a single crew bouncing around the Outback there, to four crews in Sydney and then some other specialty crews.  We’ve developed tube business and technical services business to some contracting partners in other cities, and we continue to build on our backlog both in Sydney and elsewhere, and of course, Hong Kong has also been strong for us.

We earlier this year wrapped up work on Basin Three, and then recently announced a large award to start working on Basin Four.  The Hong Kong group is also continuing to look at ways to participate in the mainland, and to other regional markets, Taiwan and the Philippines, et cetera, where we see significant bid activities evolving.  So, our main frustration, if we have one in Asia-Pacific, is the slowness, if you will, of the Indian market; but we believe we're close to getting that to where we want it to be, and seeing significant activity which we believe will be successful at.

And then the other markets that we're both in, and the other markets that we're starting to explore, we're very excited about.  So, we think this is going to be the growth driver that we thought it would be when we launched this adventure several years ago.  In terms of your overall revenue target, yes, I think we'll get to around 70.  I mean that's what we thought we would do and I think that remains achievable.

Eric Stine:	Okay. Thank you on that. And maybe just the last question on the crew number. Can you just give us the quarter end crew number again? I missed it on the call.

Joseph Burgess:	Seventy-two.

Eric Stine:	Seventy-two. Okay. Chuck Voltz, last call, did say that you were at 72 at the end of that quarter. Is that - I mean did you just have some inefficient crews or ones that you took off line?

Joseph Burgess:
The only thing I can say is he must have been - we were at effective crew level of 68 in the last quarter and, of course, in the middle of staffing up crews and buying equipment.  So I would say his figure may have been anticipatory - at least four crews that hit the field and started earning some money in the second quarter.

Eric Stine:	Okay. Fair enough. But your plan is still to continue adding as needed?

Joseph Burgess:
Yes.  I think this is pretty much where we'll be for the balance of the year.  The crew additions going forward would probably be related to Blue - we will probably need at least one more Blue crew based on the backlog that we have and what we see emerging.

Eric Stine:	Okay. Thanks a lot, everyone.

Joseph Burgess :
The other thing I would add about the crew numbers that we - no, no.  That is adjusted.  We used to give crew figures when I first got here, and then we would get into that and the crews weren't actually all installation crews.  There would be some dig crews, there would be some crews that just worked on bypass and things that really just focused on things that are now just elements of our cost of goods sold, but 72 to 62 I think is apples-to-apples on the install crews.

Eric Stine:	Okay. Great.

Joseph Burgess:	Thank you.

Eric Stine:	Thanks.

Operator:	Thank you, sir. And our next question comes from the line of Jeff Beach of Stifel Nicolaus.

Jeffrey Beach:	Good morning, Joe and David.

Joseph Burgess:	Good morning.

David Martin:	Good morning.

Jeffrey Beach:
I want you to expand a little bit more on profitability in Asia.  And I notice in the second quarter here if India is break even, it doesn't look like you're making great margins yet on your business in the other three markets.  Can you talk about what the goals are and are you in a ramp up, where you've got a learning phase where your margins are going to improve over the next year or more? And what are the primary criteria you need to get say double digit margins if that's the goal? And maybe you can remind us what the goal is in Asia for your margins?

Joseph Burgess:
Well, to the first part of your question, I think you'll see margins dramatically improve in Asia in the second half.  We have been ramping up in Sydney and are just now getting into a position where we are profitable.  We're getting some installation efficiency, and again, we now have more crews in the field and we think that that's going to be a good margin market for us.  I think in Singapore not seeing - we're in the early stages there.  Most of which is just now starting to get into the $16 million award so we have been building our crew infrastructure with wetout.  We've been doing some work to keep - to do both training - keep work going just now in July into the primary construction effort of those awarded projects.  So I think you'll see dramatic improvement in the margins in Asia.

In terms of what our goals are, we obviously set our margin goals off of our NAR benchmark.  So if NAR can be at 25 percent gross margin and a 12 percent or 13 percent operating margin business, then we structure our bidding in our commercial model in these markets to see if we can bring it over those figures.  And we think we will get that in Asia.

Jeffrey Beach:
All right.  And could you discuss the equity earnings for a minute.  I've been under the assumption that equity earnings include the joint venture in Germany as well as earnings from Bayou, is that correct? Bayou Coatings?

Joseph Burgess:	Two major contributors are IRT, which is the German joint venture, and BTR, which is the Baton Rouge joint venture.

Jeffrey Beach:	Did you say earlier that the German joint venture has contributed about $1.5 million contribution to operating - or is that net income in the first half?

David Martin:	Jeff, that was equity earnings.

Jeffrey Beach:	Yes.

David Martin:	Yes. The number that was quoted earlier was equity earnings.

Jeffrey Beach:	That wasn't just the German portion?

David Martin:	That was the German portion improvement.

Jeffrey Beach:	Okay.

David Martin:	For year-over-year.

Jeffrey Beach:	It seems like if you look then at those two being the primary contributors, that there's still a lot of upside at the Bayou joint venture when you look back at the past. Is that correct?

Joseph Burgess:	Over the course of the year, yes, we expect that that number will grow and be significantly better than 2009.

David Martin:
One thing to think about, Jeff, in the first half last year the German - the Baton Rouge joint venture was very inactive as it was coming out of a retooling effort, as well as very little backlog coming out of the Stupp mill, so that business had lost money in the first half.  And so we've had tremendous improvement in operating income in that business in our - obviously our equity earnings for the first half as well.  Notwithstanding that dramatic improvement, we expect to see even more improvement in the second half as they get even busier.

Jeffrey Beach:
Okay.  And the last thing on your - on your own - on Bayou and New Iberia can you give us an idea where your capacity utilization is, or some measure as what the upside potential in revenues is as those end markets continue to improve over the next year or two?

Joseph Burgess:
Well, I think you saw New Iberia in the second quarter really had both plants running.  We even did some double shifting, certainly to push the order to the field where it needed to be.  And then we also had some concrete facilities running as well.  The revenue that you see in the second quarter, as we were doing a strict capacity utilization, probably 70 - 75 percent for the New Iberia facilities.  Similar for BTR.  I guess if you look at the quarter, although June we probably ran it closer to the full capacity, and we expect that facility anyway to be running at pretty close to full capacity for the balance of the year.

Jeffrey Beach:	All right. Thank you.

Joseph Burgess:	The Canadian operation is - I don't think it's at 50 percent.

David Martin:	Probably not.

Jeffrey Beach:	All right. Thank you.

Joseph Burgess:	You're welcome.

Operator:	Thank you. And our next question comes from the line of Arnie Ursaner of CJS Securities.

Arnold Ursaner:	Hi. I just wanted to try to follow-up because the crew number - I do agree it's been moving around a little. You had targeted 79 by year end. Is that still your goal?

Joseph Burgess:	I don't think we're going to need 79.

Arnold Ursaner:	Okay.

Joseph Burgess:	Like I said, I think 72 will prove adequate with the possible exception of needing to add and hopefully we will need to add a couple of Blue crews.

Arnold Ursaner:
Okay.  Thank you.  Actually, I do have one more if I can real quick.  On your backlog, obviously you ran through or chewed through quite a bit of your backlog by adding crews, and working through some of the work you have.  If you were to think about the back half of the year and seasonality and the opportunities you had which are pretty significant, what would you view as an ideal way to think about your backlog? What would you like to have let's say at the end of Q3 and at the end of the year to best manage your business through the winter season?

Joseph Burgess:
I think internally we think our backlog is probably a month too high.  Right now we're probably at 7.5, close to 8 months in backlog.  Given our view of the market and what we see as acquisitions, our acquisitions forecast, that's probably a little too high.  So you will probably see us continue to work to get that a little lower.

Arnold Ursaner:	And when you're competing for this new work, what are you finding in the competitive environment, who are your key competitors and how are they acting on price when you're looking at new work?

Joseph Burgess:
It's the usual suspects, I guess.  Nothing much has changed in the competitive terrain in our market.  We certainly compete against Reynolds in a number of markets.  We compete against any number of regional competitors.  Certainly there are regional competitors in the Southeast, upper Midwest, we see different players on the West Coast.

There aren't really what I would call national players that we see.  Each market tends to be - our competitors tend to be in one or two of our markets but not all of them.  And they're the same names that I think you've heard over the years.  I think again Reynolds, Layne Christiansen competes against us.  In some markets we see Inland Waters, in some markets we see SEK, in some markets, we see an East Coast company called Spinello.  In other markets, we see Michaels.

In terms of pricing, we think the pricing in the market has been pretty steady.  We've obviously have seen some price increases this year primarily related to fuel and resin.  I think the business has done a pretty good job of absorbing those in our pricing to customers.  And generally - I mean it's a competitive market.  Certainly and it's a low bid market.  That's not news to anybody.  But we think - while competitive, that the pricing has been rational, I guess I'll say.

Arnold Ursaner:	Thank you.

Joseph Burgess:	You're welcome.

Operator:	Thank you. And our next question is a follow-up from the line of Jonathan Ellis of Bank of America Merrill Lynch.

Jonathan Ellis:
Thank you.  Just one very quick question.  Typically during the year, when do you start having conversations with municipalities and other potential project sponsors related to the following year? If we look towards 2011, when would you start to potentially see a bid pipeline form? Would it be over the summer, would it be early, late fall? Can you give us a sense of what typical seasonality is?

Joseph Burgess:
Well, there is - of course a lot of our work is on a multi-year term contract, so that always forms a pretty solid base for our prospects for the following year and even into the next year, Jonathan.  Then we'll also spend some time looking at capital spend plan, which communities tend to reside in their master plan, or if they're operating under a consent decree, which many of them are.  There are forward-looking spend patterns that are embedded in either one of those documents.

So our development people will be working around that, and then as you heard me talk about before, we try to work with our clients to develop larger awards with more complex scope we think that supports our business goals.  There is a lot of work around that actually goes on in the summer as most municipalities start to build-up their next year funding plan and it just depends on when that cycle is for each individual municipality.  I wouldn't say it's ongoing, but it's - really from the spring of the year to the fall as communities start to put together their spending plans, that's when we start to form up.

Jonathan Ellis:	Okay. Thank you.

Joseph Burgess:	You're welcome.

Operator:	Thank you. And I show no further questions in the queue at the moment.

Joseph Burgess:
Okay.  Well, thank you very much.  As I said in our remarks, we're very pleased with the quarter but also certainly cognizant that we have work to do to meet ours and our investors' expectations.  We appreciate your interest in Insituform and as always, call us if you have any additional questions.  Thank you.

Operator:	Ladies and gentlemen, thank you for participating in today's conference. This does conclude the program. You may now disconnect. Everyone have a great day.

END